EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of August 19, 2026 (the "Effective Date"), by and between Zerostack Corp., a Texas corporation (the "Company" or "Employer") having its principal place of business at 2626 Cole Ave, Suite 300, Dallas, Texas, 75204 and Rudy Rong ("Executive"), and the Company and the Executive collectively referred to herein as the "Parties") having his office at such location of his choosing.

WITNESSETH:

WHEREAS, the Company desires to retain Executive as the Company's President ("President") commencing on the Effective Date, and the Parties desire to enter into this Agreement embodying the terms of such employment;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises of the Parties contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1. Title and Job Duties.

(a) Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ Executive as President.

(b) Executive accepts such employment and agrees, during the term of his employment, to devote such business and professional time and energy to the Company as he deems necessary in his reasonable discretion, and agrees faithfully to perform his duties and responsibilities in an efficient, trustworthy and business-like manner. Executive also agrees that the Board of Directors of the Company (the "Board") shall determine from time to time such other reasonable duties as may be assigned to him in good faith. Executive agrees to carry out and abide by such reasonable directions of the Board.

(c) The Company acknowledges and agrees that the Executive holds, and during the Term will continue to hold, one or more positions with other entities, and so long as Executive devotes such business and professional time and energy to the Company as he deems necessary in his reasonable discretion and such position with any other entity does not interfere with Executive's responsibilities, Executive's continuing role with any other entity will not violate this Agreement.

(d) Company Systems and Custody Accounts. Any access, approval or administrative authority made available to Executive with respect to any Company account, digital-asset wallet or custodial system (collectively, "Company Systems") shall be held and exercised solely in Executive's representative capacity for the Company and shall confer no personal or beneficial interest in any asset. Executive may rely in good faith, without independent investigation, on documented instructions, approvals, permissions, policies and system configurations furnished or authorized by the Company or its service providers, except where Executive has actual knowledge that an instruction is unlawful. The Company is solely responsible for selecting, approving, configuring, maintaining, securing and recovering Company Systems, including their users, signers, keys, permissions, policies, approval thresholds, quorum, business continuity and service providers. Before Executive first uses a Company System, an authorized officer other than Executive shall approve its material permissions and approval settings in writing, and Executive may rely conclusively on that approval unless and until the Company changes it in writing. No platform designation, including manager, administrator, user, approver, signer or keyholder, shall expand Executive's authority or duties beyond this Agreement or make Executive a guarantor, custodian, trustee or insurer of Company assets.

(e) Access Changes; Sole Transition Duty. The Company and its service providers retain responsibility for any provisioning, suspension, revocation, removal, replacement or modification of any user, signer, key, permission, policy, approval threshold or other access setting. No failure or delay caused by any such action, by any other signer or service provider, by loss of quorum, or by a system condition outside Executive's reasonable control shall constitute Cause, breach or default by Executive. Upon suspension, removal, replacement or termination of Executive's access or authority, Executive's related operational duties shall cease, except that Executive shall provide reasonable transition assistance expressly requested in writing by the Company, at the Company's expense, to the extent lawful, technically feasible and within Executive's then-existing access. Executive does not warrant uninterrupted access to, transferability of, or recovery of digital assets or completion of any transaction.

2. Salary and Additional Compensation.

(a) Base Salary. The Company shall pay to Executive an annual base salary ("Base Salary") of $500,000 in accordance with the Company's normal payroll procedures, effective as of the Effective Date. The Compensation Committee shall review the Executive's Base Salary no less than annually and may increase (but not decrease) such Base Salary.

(b) Restricted Share Award ("RSA") Grant. Provided that the Company's Compensation Committee and the shareholders of the Company vote in favor of such a proposal at the next annual general or special meeting, the Executiveshall be entitled to receive a grant of 125,000 shares of Restricted Stock on the date such shareholder approval is obtained.  Such shares of Restricted Stock shall vest immediately upon such shareholder approval.The Company shall submit the grant of 125,000 shares of Restricted Stock for approval by the Compensation Committee and the shareholders at the next annual or special meeting and, in any event, no later than December 31, 2026. Upon execution of this Agreement by both Parties, Executive shall have a continuing contractual entitlement to receive the grant, subject only to the approvals required by applicable law and the rules of the applicable Trading Market. That entitlement, and the Company's obligations to seek such approvals and, once obtained, promptly issue and register the Restricted Stock for resale, shall survive any termination of Executive's employment for any reason, whether occurring before or after such approvals, and termination shall not constitute a basis to withdraw, cancel or deny the grant.

(c) Expenses. In accordance with Company policy, the Company shall reimburse Executive for all reasonable association fees, professional related expenses (certifications, licenses and continuing professional education) and business expenses properly and necessarily incurred and paid by Executive in the performance of his duties under this Agreement. Notwithstanding the foregoing, all expenses must be promptly submitted for reimbursement by the Executive, and in no event shall any reimbursement be paid by the Company after the end of the year following the year in which the expense is incurred by the Executive.

3. Benefits.

(a) Vacation and Sick Leave. Executive shall be entitled to four (4) weeks of vacation per year and ten (10) days of sick leave per year, which shall accrue at a pro rata rate per pay period. Executive's vacation and sick leave accrual shall be capped at six (6) weeks of vacation or ten (10) days of sick leave.

(b) Health Insurance and Other Plans. Executive shall be eligible to participate in the Company's medical, dental and other employee benefit programs, if any, that are provided by the Company for its employees at Executive's level in accordance with the provisions of any such plans, as the same may be in effect from time to time.

4. Term. The term of employment under this Agreement (the "Term") shall be of indefinite duration.

5. Termination.

(a) Termination at the Company's Election.

(i) For Cause. At the election of the Company, Executive's employment may be terminated at any time for Cause (as defined below) upon written notice to Executive given pursuant to Section 11 of this Agreement. For purposes of this Agreement, "Cause" for termination shall mean that Executive: (A) pleads "guilty" or "no contest" to, or is convicted of an act which is defined as a felony under federal or state law; (B) in carrying out his duties, engages in conduct that constitutes gross negligence or willful misconduct; (C) engages in substantiated fraud, misappropriation or embezzlement against the Company; or (D) materially breaches any term of this Agreement. With respect to subsections (B), (C), and (D) of this section, the Company shall provide Executive with written notice of the reason or reasons for a potential Cause determination no later than ninety (90) days after the initial existence of the condition leading to the potential Cause determination and Executive shall have thirty (30) days to cure such reasons or reasons, if such cure is possible, however Executive shall be entitled to only 1 notice and cure period per calendar year, regardless of whether the basis for the Company's notice of Cause is the same or different. If cured, Cause shall no longer apply to the reason or reasons set forth in the Company's notice. For clarity, no event described in Section 1(e) shall constitute Cause unless Executive's own conduct independently satisfies clause (B), (C) or (D) above.

(ii) Upon Disability, Death or Without Cause. At the election of the Company, Executive's employment may be terminated: (A) should Executive have a physical or mental impairment that substantially limits a major life activity and Executive is unable to perform the essential functions of his job with or without reasonable accommodation ("Disability"); (B) upon Executive's death; or (C) at any time Without Cause for any or no reason.

(b) Termination at Executive's Election; Good Reason Termination. Notwithstanding anything contained elsewhere in this Agreement to the contrary, Executive may terminate his employment hereunder at any time and for any reason, upon thirty (30) days' prior written notice given pursuant to Section 11 of this Agreement ("Voluntary Resignation"), provided that upon notice of resignation, the Company may terminate Executive's employment immediately and pay Executive thirty (30) days' Base Salary in lieu of notice. Furthermore, the Executive may terminate this Agreement for "Good Reason," which shall be deemed to exist: (i) if the Company's Board of Directors or that of any successor entity of Company, fails to appoint or reappoint the Executive or removes the Executive as the President of the Company; (ii) if Executive is assigned any duties materially inconsistent with the duties or responsibilities of the President of the Company as contemplated by this Agreement or any other action by the Company that results in a material diminution in such position, authority, duties, or responsibilities, excluding an isolated, insubstantial, and inadvertent action not taken in bad faith; or (iii) a material breach by the Company of this Agreement. Good Reason shall not exist hereunder unless the Executive provides notice in writing to the Company of the existence of a condition described above within a period not to exceed ninety (90) days of the initial existence of the condition, and the Company does not remedy the condition within thirty (30) days of receipt of such notice and Executive terminates employment for such notice within thirty (30) days after such cure period has expired if the breach was curable and has not been remedied.

(c) Termination in General. If Executive's employment with the Company terminates for any reason, the Company will pay or provide to Executive: (i) any unpaid Salary through the date of employment termination, (ii) any accrued but unused vacation or paid time off in accordance with the Company's policy, (iii) reimbursement for any unreimbursed business expenses incurred through the termination date, to the extent reimbursable in accordance with Section 2(c), and (iv) all other payments or benefits (if any) to which Executive is entitled under the terms of any benefit plan or arrangement.

6. Severance.

(a) Subject to Section 6(b) below, if Executive's employment is terminated by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to receive a severance payment equal to 24 months of Executive's Base Salary, payable in a lump sum, but only if Execute first executes, and then does not revoke as may be allowed by law, a customary separation and release agreement that does not waive or diminish Executive's vested compensation, indemnification, advancement, exculpation, insurance or other rights that survive termination under this Agreement or applicable law.

(b) If Executive's employment is terminated by the Company without Cause or by Executive for Good Reason, and such termination occurs within six (6) months prior to a Change in Control (as defined under the Plan) or within twelve (12) months after the Change in Control, Executive shall be entitled to receive, in addition to any severance pursuant to Section 6(a) above, an additional 6 months of Executive's Base Salary (for a total of 30 months) in addition to the compensation of Section 2, but only if Execute first executes, and then does not revoke as may be allowed by law, a customary separation and release agreement that does not waive or diminish Executive's vested compensation, indemnification, advancement, exculpation, insurance or other rights that survive termination under this Agreement or applicable law.

(c) Notwithstanding the foregoing, (i) any payment(s) of "nonqualified deferred compensation" (within the meaning of Section 409A of the Code and the regulations and official guidance issued thereunder ("Section 409A")) that is/are required to be made to Executive hereunder as a "specified employee" (as defined under Section 409A) as a result of such employee's "separation from service" (within the meaning of Section 409A) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid upon expiration of such six (6) month delay period; and (ii) for purposes of any such payment that is subject to Section 409A, if the Executive's termination of employment triggers the payment of "nonqualified deferred compensation" hereunder, then the Executive will not be deemed to have terminated employment until the Executive incurs a "separation from service" within the meaning of Section 409A.

7. Confidentiality Agreement.

(a) Executive understands that during the Term he may have access to unpublished and otherwise confidential information both of a technical and non-technical nature, relating to the business of the Company and any of its parents, subsidiaries, divisions, affiliates (collectively, "Affiliated Entities"), or clients, including without limitation any of their actual or anticipated business, research or development, any of their technology or the implementation or exploitation thereof, including without limitation information Executive and others have collected, obtained or created, information pertaining to patent formulations, vendors, prices, costs, materials, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets and equipment designs, including information disclosed to the Company by others under agreements to hold such information confidential (collectively, the "Confidential Information"). Executive agrees to observe all Company policies and procedures concerning such Confidential Information. Executive further agrees not to disclose or use, either during his employment or at any time thereafter, any Confidential Information for any purpose, including without limitation any competitive purpose, unless authorized to do so by the Company in writing, except that he may disclose and use such information when necessary in the performance of his duties for the Company. Executive's obligations under this Agreement will continue with respect to Confidential Information, whether or not his employment is terminated, until such information becomes generally available from public sources through no action of Executive.

(b) Nothing herein shall prohibit Executive from (i) reporting a suspected violation of law to any governmental or regulatory agency and cooperating with such agency, or from receiving a monetary recovery for information provided to such agency, (ii) testifying truthfully under oath pursuant to subpoena or other legal process or (iii) making disclosures that are otherwise protected under applicable law or regulation. However, if Executive is required by subpoena or other legal process to disclose Confidential Information, Executive first shall notify the Company promptly upon receipt of the subpoena or other notice and allow the Company the opportunity to obtain a protective order or other appropriate remedy, unless otherwise prohibited by law. Executive acknowledges that certain whistleblower laws permit Executive to communicate directly with governmental or regulatory authorities, including communications with the U.S. Securities and Exchange Commission about possible securities law violations, without the Company's permission or notification, and that the Company will not consider such communications to violate this or any other agreement between Executive and the Company or any Company policy. Executive acknowledges that under U.S. Defend Trade Secrets Act of 2016, Executive will not be held criminally or civilly liable under any U.S. federal, state, or territorial trade secret law for the disclosure of a trade secret that is made in confidence to government officials, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding, provided such filing is made under seal. If Executive has any questions as to what comprises such confidential or proprietary information or trade secrets, or to whom if anyone it may be disclosed, Executive will consult with the Company.  Executive understands that in the event it is determined that the disclosure of Company trade secrets was not done in good faith, Executive will be subject to substantial damages, including punitive damages and attorneys' fees.

(c) During Executive's employment, upon the Company's request, or upon the termination of his employment for any reason, Executive will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, apparatus, computers, cell phones, tablets, hardware, software, drawings, and any other material of the Company or any of its Affiliated Entities or clients, including all materials pertaining to Confidential Information developed by Executive or others, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, which are in Executive's possession, custody or control.

8. Work Product and Copyrights.  Executive agrees that all right, title and interest in and to the materials resulting from the performance of Executive's duties at Employer and all copies thereof, including works in progress, in whatever media, (the "Work"), will be and remain in Employer upon their creation.  Executive will mark all Work with Employer's copyright or other proprietary notice as directed by Employer.  Executive further agrees:

(a) To the extent that any portion of the Work constitutes a work protectable under the copyright laws of the United States (the "Copyright Law"), that all such Work will be considered a "work made for hire" as such term is used and defined in the Copyright Law, and that Employer will be considered the "author" of such portion of the Work and the sole and exclusive owner throughout the world of such copyright; and

(b) If any portion of the Work does not qualify as a "work made for hire" as such term is used and defined in the Copyright Law, that Executive hereby assigns and agrees to assign to Employer, without further consideration, all right, title and interest in and to such Work or in any such portion of such Work and any copyright in such Work and further agrees to execute and deliver to Employer, upon request, appropriate assignments of such Work and copyright in such Work and such other documents and instruments as Employer may request to fully and completely assign such Work and copyright in such Work to Employer, its successors or nominees, and that Executive appoints Employer as attorney-in-fact to execute and deliver any such documents on Executive's behalf in the event Executive should fail or refuse to do so within a reasonable period following Employer's request.

9. Inventions and Patents.

(a) For purposes of this Agreement, "Inventions" includes, without limitation, information, inventions, contributions, improvements, ideas, or discoveries, whether protectable or not, and whether or not conceived or made during work hours.  Executive agrees that all Inventions conceived or made by Executive during the period of employment with Employer belong to Employer, provided they grow out of Executive's work with Employer or are related in some manner to the Business, including, without limitation, research and product development, and projected business of Employer or its affiliated companies.  Accordingly, Executive:

(i) Will make adequate written records of such Inventions, which records will be Employer's property;

(ii) Does hereby assign to Employer any rights Executive may have to such Inventions for the U.S. and all foreign countries;

(iii) Will waive and agree not to assert any moral rights Executive may have or acquire in any Inventions and agree to provide written waivers from time to time as requested by Employer; and

(iv) Will assist Employer (at Employer's expense) in obtaining and maintaining patents or copyright registrations with respect to such Inventions.

(b) Executive understands and agrees that Employer or its designee will determine, in its sole and absolute discretion, whether an application for patent will be filed on any Invention that is the exclusive property of Employer, as set forth above, and whether such an application will be abandoned prior to issuance of a patent.  Employer will pay to Executive, either during or after the term of this Agreement, the following amounts if Executive is sole inventor, or Executive's proportionate share if Executive is joint inventor: $750 upon filing of the initial application for patent on such Invention; and $1,500 upon issuance of a patent resulting from such initial patent application, provided Executive is named as an inventor in the patent.

(c) Executive further agrees that Executive will promptly disclose in writing to Employer during the term of Executive's employment and for one (1) year thereafter, all Inventions whether developed during the time of such employment or thereafter (whether or not Employer has rights in such Inventions) so that Executive's rights and Employer's rights in such Inventions can be determined.  Except as set forth on the initialed Exhibit A (List of Inventions) to this Agreement, if any, Executive represents and warrants that Executive has no Inventions, software, writings or other works of authorship useful to Employer in the normal course of the Business, which were conceived, made or written prior to the date of this Agreement and which are excluded from the operation of this Agreement.

10. Non-solicitation. Executive agrees that, during the Term and until 12 months after the termination of his employment, Executive will not, directly or indirectly, including on behalf of any person, firm or other entity, employ or actively solicit for employment any employee of the Company or any of its Affiliated Entities, or anyone who was an employee of the Company or any of its Affiliated Entities, or induce any such employee to terminate his or his employment with the Company or any of its Affiliated Entities.

11. Representation and Warranty. The Executive hereby acknowledges and represents that he has had the opportunity to consult with legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein. Executive represents and warrants that Executive has provided the Company a true and correct copy of any agreements that purport: (a) to limit Executive's right to be employed by the Company; (b) to prohibit Executive from engaging in any activities on behalf of the Company; or (c) to restrict Executive's right to use or disclose any information while employed by the Company; provided that the Company acknowledges and agrees that the Executive has, and will continue to have, and that the Executive shall continue to maintain the confidentiality of any and all such information. Executive further represents and warrants that Executive will not use on the Company's behalf any information, materials, data or documents belonging to a third party that are not generally available to the public, unless Executive has obtained written authorization to do so from the third party and provided such authorization to the Company. In the course of Executive's employment with the Company, Executive is not to breach any obligation of confidentiality that Executive has with third parties, and Executive agrees to fulfill all such obligations during Executive's employment with the Company. Executive further agrees not to disclose to the Company or use while working for the Company any trade secrets belonging to a third party.

12. Injunctive Relief. Without limiting the remedies available to the Company, Executive acknowledges that a breach of any of the covenants contained in Sections 7, 8, 9 and 10 above may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure precisely damages for such injuries and that, in the event of such a breach or threat thereof, the Company shall be entitled, without the requirement to post bond or other security, to seek a temporary restraining order and/or injunction restraining Executive from engaging in activities prohibited by this Agreement or such other relief as may be required to specifically enforce any of the covenants in Sections 7 and 8 of this Agreement.

13. Notice. Any notice or other communication required or permitted to be given to the Parties shall be deemed to have been given if either personally delivered, or if sent for next-day delivery by nationally recognized overnight courier, and addressed as follows:

If to Executive, to:

Rudy Rong

Address on File

If to the Company, to:

Zerostack Corp.

2626 Cole Ave, Suite 300, Dallas, Texas, 75204

14.Severability. If any provision of this Agreement is declared void or unenforceable by a court of competent jurisdiction, all other provisions shall nonetheless remain in full force and effect.

15. Withholding. The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.

16. Indemnification, Advancement, Release and Insurance.

(a) Company Claims and No Personal Undertaking. To the fullest extent permitted by law, the Company releases and covenants not to assert any claim against Executive, and Executive shall not be personally liable to the Company or any Affiliated Entity, for any act or omission undertaken in good faith within the authorized scope of Executive's employment or official capacity, including any delay, loss, inaccessibility, inability to transact or other consequence arising from a Company System or from the Company's or a service provider's provisioning, suspension, revocation, removal, replacement or modification of any user, signer, key, permission, policy or approval threshold. Executive has no personal guaranty or obligation for any liability of the Company or any Affiliated Entity merely by reason of serving as an officer, employee, manager, administrator, user, approver, signer or keyholder.

(b) Indemnification and Defense. To the fullest extent permitted by applicable law, the Company shall defend, indemnify and hold harmless Executive and his heirs, estate and legal representatives from and against all claims, demands, actions, investigations, proceedings, liabilities, judgments, penalties, settlements, losses, costs and expenses, including reasonable attorneys' fees and expert fees (collectively, "Losses"), arising from or relating to Executive's service or status as an officer, employee or authorized representative of the Company, including his authorized service with respect to Company Systems. This protection expressly applies to claims asserted by the Company or an Affiliated Entity and to third-party, governmental, regulatory, shareholder and derivative claims, in each case to the maximum extent indemnification is permitted by law. The Company shall not settle any matter in a manner that imposes non-monetary obligations, an admission of wrongdoing or unreimbursed liability on Executive without Executive's written consent.

(c) Advancement. The Company shall advance reasonable defense and enforcement expenses within ten (10) Business Days after receiving Executive's written request, subject only to Executive's unsecured undertaking to repay amounts to the extent a final, non-appealable judgment determines that Executive is not entitled to indemnification under this Section. Advancement shall not be conditioned on a preliminary determination regarding Executive's conduct, and the Company shall reimburse Executive for reasonable fees and costs incurred to enforce rights under this Section if Executive substantially prevails.

(d) Exclusions. The release, limitation of liability and indemnification in this Section shall not apply to Losses finally determined by a court of competent jurisdiction in a non-appealable judgment to have resulted from Executive's fraud, willful misconduct, gross negligence, knowing violation of applicable law, receipt of an improper personal benefit, or intentional withholding or destruction of transferable Company property. No allegation, investigation, interim finding, plea entered without an admission, settlement without Executive's written admission, or termination for Cause shall by itself establish an exclusion.

(e) D&O Insurance. The Company shall maintain directors' and officers' liability insurance covering Executive on terms no less favorable than those applicable to any other current or former senior officer or director, with commercially reasonable limits, Side A coverage and coverage for digital-asset custody and cyber-related claims to the extent commercially available on reasonable terms. Such coverage shall continue while Executive serves and, through an extended reporting period or runoff coverage, for at least six (6) years thereafter for acts occurring during Executive's service. The Company shall provide Executive, upon request, certificates of insurance and relevant policy terms, and shall give at least thirty (30) days' prior written notice of cancellation or material reduction where practicable. Within thirty (30) days after the Effective Date, the Company shall fund or otherwise secure the premium necessary to prevent lapse of the then-current coverage for at least twelve (12) months.

(f) Priority; No Setoff; Survival. The rights in this Section are contractual, cumulative and in addition to rights under the Company's governing documents, insurance policies and applicable law. No amendment to the Company's governing documents or indemnification arrangements adopted after the Effective Date may adversely affect Executive with respect to earlier acts or omissions. Amounts due under this Section shall not be subject to setoff against compensation or other amounts payable to Executive. This Section survives termination of employment, removal from office or any Company System, expiration or termination of this Agreement, and any change in control, merger, reorganization, dissolution or insolvency, and binds the Company's successors and assigns.

17. Clawback and Recoupment Policy. The Executive acknowledges and agrees that the compensation paid pursuant to this Agreement shall be subject to any reasonable clawback or recoupment policy, which the Company may put in force to comply with any regulations and exchange standards, that the Company may have in effect from time to time.

18. 409A Savings Clause. The parties intend that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code ("Section 409A"), and the provisions of this Agreement shall be construed and administered in accordance with such intent. To the extent such potential payments or benefits could become subject to Section 409A, the parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax being imposed. If the parties are unable to agree on a mutually acceptable amendment, the Company may, without Executive's consent and in such manner as it deems appropriate or desirable, amend or modify this Agreement or delay the payment of any amounts hereunder to the minimum extent necessary to meet the requirements of Section 409A.

19. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of State of Texas, without regard to the conflict of laws provisions thereof.

20. Waiver. The waiver by either Party of a breach of any provision of this Agreement shall not be or be construed as a waiver of any subsequent breach. The failure of a Party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement. Any such waiver must be in writing, signed by the Party against whom such waiver is to be enforced.

21. Assignment. This Agreement is a personal contract and Executive may not sell, transfer, assign, pledge or hypothecate his rights, interests and obligations hereunder. Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of Executive and his personal representatives and shall inure to the benefit of and be binding upon the Company and its successors and assigns, including without limitation, any corporation or other entity into which the Company is merged or which acquires all or substantially all of the assets of the Company.

22. Entire Agreement. This Agreement embodies all of the representations, warranties, covenants, understandings and agreements between the Parties relating to Executive's employment with the Company. No other representations, warranties, covenants, understandings, or agreements exist between the Parties relating to Executive's employment. This Agreement shall supersede all prior agreements, written or oral, relating to Executive's employment. This Agreement may not be amended or modified except by a writing signed by the Parties. For the avoidance of doubt, Section 16 constitutes a present and enforceable indemnification and advancement agreement and is not conditioned on execution of any later instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date first written above.

Agreed to and Accepted:

"Signed"
Daniel Reis-Faria, CEO

Date: August 19, 2026

"Signed"
Rudy Rong

Date: August 19, 2026